Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333‑225038, No. 333‑166215, and No. 333-256099) on Form S-8 of our report dated June 11, 2021, with respect to the financial statements (and financial statement schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2020) of the Citi Retirement Savings Plan for Puerto Rico.

/s/ KPMG LLP
New York, New York
June 11, 2021